Exhibit 10.11

Description of Material Terms of Consulting Agreement with Phillips Sales, Inc.

Phillips Sales, Inc. was paid a consulting fee by SouthPeak Interactive, L.L.C. for consulting services including the provision of office space for SouthPeak Interactive, L.L.C. and other related staffing and back-office services. There was no written consulting agreement. For the period July 1, 2005 through December 31, 2006, the consulting fee was equal to 10% of net revenues of SouthPeak Interactive, L.L.C. For the period January 1, 2007 through December 31, 2007, the consulting fee was based on Phillips Sales’ actual cost incurred in providing these services.